Exhibit 10.50

STRATUS PROPERTIES INC.
DIRECTOR COMPENSATION
EFFECTIVE JANUARY 1, 2011

Cash Compensation

Each non-employee director receives an annual fee consisting of (a) $25,000 for serving on the board, (b) $1,000 for serving on each committee (including chairmen of the committee), (c) $7,000 for serving as chairman of the audit committee, and (d) $5,000 for serving as chairman of any other committee.  In addition, each director receives $1,500 for attendance at each board meeting and $1,000 for participation in each board meeting by telephone conference, as well as reasonable out-of-pocket expenses incurred in attending each board meeting.  Each non-employee director also receives a fee of $1,500 for attendance at each committee meeting and $1,000 for participation in each committee meeting by telephone conference and is also reimbursed for reasonable out-of-pocket expenses incurred in attending each committee meeting.

Stock Option Plan for Non-Employee Directors

The company provides equity compensation to the non-employee directors through its stock incentive plans, which were approved by its stockholders. Under the company’s current program, on September 1st of each year, each non-employee director receives a grant of options to acquire 2,500 shares of our common stock. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date.